EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS
TO: Leo Motors, Inc.
As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report,  dated March 28, 2016 included in Leo Motors, Inc.  Annual Report on Form 10-K for the year ended December 31, 2015, and to all references to our Firm included in this Registration Statement.
/s/ Scrudato & Co., PA,
Califon, NJ
June 10, 2016